Exhibit 99.1

Execution Version

SETTLEMENT AND FORBEARANCE AGREEMENT

This Settlement and Forbearance Agreement dated as of August 15, 2016 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), is among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases and its other direct and indirect Subsidiaries (collectively, the “Company”); (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company and CEC the “Caesars Parties”); and (iii) Frederick Barton Danner (“Danner”), a holder of CEOC’s 6.5% senior notes due 2016 and the plaintiff in Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.) (the “Danner Lawsuit”). Danner and the Caesars Parties are each referred to as a “Party” and collectively referred to as the “Parties”. All capitalized terms not defined herein shall have the meanings ascribed to them in the June 28 CEOC Plan (as defined below).

RECITALS:

WHEREAS, on October 2, 2014, Danner, individually and on behalf of all others similarly situated, commenced the Danner Lawsuit asserting that certain actions taken by CEC and CEOC breached the indenture governing CEOC’s 6.5% senior notes due 2016, violated the Trust Indenture Act, 15 U.S.C. §§ 77aaa, et seq., and violated the implied covenant of good faith and fair dealing.

WHEREAS, on January 15, 2015, CEOC and certain of its direct and indirect Subsidiaries (the “Debtors”) filed voluntary petitions for relief commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), in the Bankruptcy Court, captioned Caesars Entertainment Operating Company, et al., Case No. 15-01145 (Bankr. N.D. Ill.).

WHEREAS, on January 15, 2015, the U.S. District Court for the Southern District of New York denied in its entirety CEC and CEOC’s motion to dismiss the Danner Lawsuit.

WHEREAS, the Danner Lawsuit was automatically stayed with respect to CEOC as a result of the Debtors’ commencement of the Chapter 11 Cases, but continued to proceed with respect to CEC.

WHEREAS, on June 15, 2016, the Bankruptcy Court granted the Debtors’ motion for a temporary restraining order and preliminary injunction enjoining Danner from further prosecuting the Danner Lawsuit against CEC until the close of business on August 29, 2016.

WHEREAS, on June 28, 2016, the Bankruptcy Court approved the Debtors Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code filed in the Chapter 11 Cases at docket number 4220 (as may be amended, modified, or supplemented from time to time and including all exhibits thereto, the “CEOC Disclosure Statement”) in support of the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code filed in the Chapter 11 Cases at docket number 4218 (as may be amended or modified from time to time, including to implement this Agreement, as necessary, and including all exhibits and supplements thereto, the “CEOC Plan”).

WHEREAS, before the date hereof, the Parties and their representatives engaged in arm’s-length, good-faith negotiations regarding a potential resolution of the Danner Lawsuit and a potential restructuring of the Company’s funded indebtedness and other obligations pursuant to the terms and conditions of this Agreement, the CEOC Plan (which shall be amended pursuant to the terms of this Agreement), the CEC Plan (if any), and the Definitive Documentation (the “Restructuring”).

WHEREAS, the Restructuring will be implemented through the Plans and the Definitive Documentation; and

WHEREAS, the Parties agree to fully and finally resolve any and all disputes, controversies, or causes of action among Danner, on one hand, and any of the Caesars Parties, on the other hand, related to the outstanding indebtedness on account of CEOC’s 6.5% senior notes due 2016 or any other known or unknown potential or actual claim that Danner has or may have against the Company and its non-Debtor affiliates, including all disputes, controversies, and causes of action raised in the Danner Lawsuit or the Chapter 11 Cases, in each case pursuant to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases.

“2016 Fee Notes” means CEOC’s 6.5% senior notes due 2016, CUSIP No. 413627AX8, other than those held as of the date hereof by CAC and members of the Ad Hoc Group of 5.75% and 6.50% Notes.

“2016 Notes Forbearance Fees” means, in addition to the treatment provided to holders of 6.50% senior notes due 2016 under the CEOC Plan, fees paid by CEC (or any successor and assign) to each holder of 2016 Fee Notes in accordance with Section 5(d) hereof equal to 6.38% of the face amount of 2016 Fee Notes held by each such holder payable in cash; provided that if the 2016 Notes Forbearance Fee Parties receive the same treatment on the Effective Date that they would receive under the June 28 CEOC Plan if Class H were to vote to reject the June 28 CEOC Plan, then the 2016 Notes Forbearance Fees will increase by an additional 8.35% of the face amount of 2016 Fee Notes held by each such holder payable in cash or New CEC Common Equity (at a price per share of New CEC Common Equity using an equity value for New CEC of $7.0 billion, which is the midpoint under the CEOC Disclosure Statement) at CEC’s sole discretion, for a total of 14.73%.

“2016 Notes Forbearance Fee Parties” means the holders of 2016 Fee Notes solely in their capacities as holders of 2016 Fee Notes.

“2016 Notes Indenture” means the indenture governing CEOC’s 6.5% senior notes due 2016.

“Ad Hoc Group of 5.75% and 6.50% Notes” means (i) Relative Value-Long/Short Debt Portfolio, a Series of Underlying Funds Trust, (ii) Trilogy Capital Management, LLC (as investment advisor for certain funds, including Trilogy Portfolio Company, LLC), (iii) BBT Capital Management, LLC (as investment manager for BBT Fund, L.P.), and (iv) Douglas Kidd.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Period” means the period commencing on the date hereof and ending on the date on which this Agreement is terminated with respect to all Parties in accordance with its terms.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, agreement, offer, transaction, settlement, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the assets and liabilities of CEC and/or the Company and its controlled subsidiaries.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois and whichever court of competent jurisdiction in which a bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented, if any, is filed. For the avoidance of doubt, any bankruptcy commenced by CEC shall be filed in the United States Bankruptcy Court for the Northern District of Illinois and CEC shall move to transfer venue of any bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented to the United States Bankruptcy Court for the Northern District of Illinois.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“CAC” means Caesars Acquisition Company, together with each of its direct and indirect Subsidiaries.

“CAC RSA” means that certain Amended and Restated Restructuring Support Agreement, dated as of July 9, 2016, among CEOC and CAC, as it may be amended, modified, or restated from time to time.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company LLC, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (c) the Danner Lawsuit, (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.) and (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by a CEC Bankruptcy Event to which CEC has consented.

“CEC Fiduciary Out” has the meaning set forth in Section 10(b) hereof.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC (including, without limitation, all supplements to the CEC Plan filed with the Bankruptcy Court) through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which plan, together with the CEOC Plan, must deliver consistent treatment to the holders of 2016 Fee Notes as that set forth in the CEOC Plan, and supplemented herein.

“CEC Termination Event” has the meaning set forth in Section 10 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Disclosure Statement” has the meaning set forth in the recitals hereof.

“CEOC Fiduciary Out” has the meaning set forth in Section 9(b) hereof.

“CEOC Plan” has the meaning set forth in the recitals hereof.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claim” means any claim on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, Second Lien Indentures, or the Unsecured Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, and (ii) without limiting Section 12 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 9 hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Danner Fees and Expenses” means (i) all reasonable and documented out-of-pocket expenses (other than professional fees) incurred by Danner in connection with the negotiation and implementation of the Restructuring, including, without limitation, out-of-pocket expenses (other than professional fees) arising in connection with the Chapter 11 Cases (including any adversary proceedings and appeals arising therefrom) and the Danner Lawsuit, plus (ii) Danner Professional Fees.

“Danner Professional Fees” means the reasonable and documented fees and out-of-pocket expenses of the Danner Professionals (i) in an amount not to exceed $6,000,000 with respect to fees and in an amount not to exceed $1,000,000 for out-of-pocket expenses, each arising from their representation of Danner in connection with the Chapter 11 Cases (including any adversary proceedings and appeals arising therefrom) and the Danner Lawsuit, from the date of the Danner Professionals’ respective retentions by Danner through and including the date of this Agreement, and (ii) in an amount not to exceed $100,000 per month (which limitation will be calculated on a cumulative basis, and is subject to adjustment in the event of subsequent discussions) arising from their representation of Danner in connection with confirmation of a plan of reorganization in the Chapter 11 Cases (including any adversary proceedings and appeals arising therefrom), any matter related to the entry of a 105 Injunction Order, and the Danner Lawsuit, from the date of this Agreement to the later of either (A) the termination of this Agreement pursuant to Sections 7, 8, 9, or 10 of this Agreement, (B) the Effective Date, or (C) the dismissal of the Danner Lawsuit pursuant to Section 2(a)(iv) has become final and non-appealable; provided that documentation of all Danner Professional Fees shall be summary in nature and shall not include individual billing detail that may include entries subject to the attorney-client privilege or other similar protective doctrines; provided further, that Danner Professional Fees shall be paid without the need for any application to the Bankruptcy Court.

“Danner Professionals” means Grant & Eisenhofer P.A. and Gardy & Notis, LLP, and any financial advisor, and other expert(s), consultant(s), and/or professional(s) retained by them prior to the date of this Agreement.

“Danner Termination Event” has the meaning set forth in Section 7 hereof.

“Debtors” has the meaning set forth in the recitals hereof.

“Definitive Documentation” means the Plans, all supplements to the Plans (including, without limitation, all of the documents necessary to implement the Plans and the Restructuring), Confirmation Orders, Disclosure Statements, and any related court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case that could be reasonably expected to affect the interests of 2016 Notes Forbearance Fee Parties.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans become effective or are consummated.

“Fiduciary Obligation Determination” has the meaning set forth in Section 19(a) hereof.

“Fiduciary Outs” has the meaning set forth in Section 10(b) hereof.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“June 28 CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code filed in the Chapter 11 Cases at docket number 4218 on June 28, 2016.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.5% senior notes due 2016 and 5.75% senior notes due 2017, dated August 12, 2014.

“Outside Date” means March 1, 2018; provided, that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement, the Definitive Documents, and the Plans and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order necessary for the occurrence of the Effective Date and consummation of the Restructuring, assuming, as applicable, that (a) all submissions or other information necessary to the grant of the regulatory or licensing approvals have been made and (b) all litigation activity or similar actions necessary to permit the issuing court to make its decision is concluded, and such decision, when issued, shall be final and non-appealable.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and, to the extent applicable, the CEC Plan.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Second Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Termination Events” has the meaning set forth in Section 10 hereto.

“Transfer” has the meaning set forth in Section 12 hereto.

“Unsecured Indentures” means the 2016 Notes Indenture and the indentures governing CEOC’s (a) 10.75% senior notes due 2016, (b) 10.75%/11.5% senior toggle notes due 2018, and (c) 5.75% senior notes due 2017.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement taken as a whole.

2. Danner’s Covenants.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Agreement Period, Danner agrees that he shall:

(i) support the Restructuring and vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by Danner (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that such vote may be revoked (and, upon such revocation, deemed void ab initio) by Danner at any time following the termination of this Agreement, but only to the extent this Agreement has terminated on account of a breach by a Party other than Danner, it being understood and agreed that Danner shall not enter into any arrangement whereby he transfers voting rights for the purpose of avoiding any obligations under this Agreement;

(ii) support all aspects of the Plans, including, without limitation, the mutual release and exculpation provisions provided in the Plans;

(iii) support any motion filed by the Company seeking, extending, or modifying a 105 Injunction Order and take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction Order; and

(iv) no later than three Business Days after the Effective Date, seek to dismiss with prejudice the Danner Lawsuit.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Agreement Period, Danner agrees that he shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal;

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the confirmation and consummation of the Plans, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC; or

(iii) take any action to object to any motion filed by the Company seeking, extending, or modifying a 105 Injunction Order.

Nothing in this Agreement shall prohibit Danner from (y) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or a CEC Chapter 11 Case so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with Danner’s obligations hereunder.

3. Danner’s and Caesars Parties’ Forbearance.

(a) Until the termination of this Agreement (a “Forbearance Termination Event”), Danner agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the 2016 Notes Indenture or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of Danner hereunder to forbear from exercising rights and remedies (i) under the 2016 Notes Indenture and (ii) in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Caesars Parties hereby waive (to the extent permitted by applicable law).

(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, Danner may proceed, subject to the terms of the 2016 Notes Indenture and applicable law, to exercise any or all rights and remedies under the 2016 Notes Indenture, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the 2016 Notes Indenture against Danner. Danner agrees that, prior to the termination of this Agreement with respect to any particular Caesars Party, Danner shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the 2016 Notes Indenture against any such Caesars Party, other than to enforce the terms of this Agreement.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not (i) constitute a waiver with respect to any defaults or any events of defaults under the 2016 Notes Indenture, (ii) prevent Danner from enforcing its rights with respect to any non-Caesars Parties under any documents relating to the 2016 Notes Indenture, including, but not limited to and for the avoidance of doubt, any intercreditor documents, and (iii) bar Danner from filing a proof of claim or taking action to establish the amount of such Claim.

4. Stay of Danner Lawsuit. Within two Business Days of the conclusion of the hearing to consider entry of a 105 Injunction Order presently scheduled to commence August 23, 2016, but in no event later than August 28, 2016, Danner and CEC shall seek to mutually stay the prosecution of the Danner Lawsuit as to all matters other than as needed to effectuate the terms of this Agreement (and, for the avoidance of doubt, Danner shall not prosecute the Danner Lawsuit during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and that are not subject to a tolling agreement reasonably satisfactory to Danner and CEC); provided that if the Danner Lawsuit is not stayed for any reason, then CEC, CEOC and Danner shall agree to enter into a tolling agreement whereby the statute of limitations, statute of repose, laches defense, or any similar defense relating to the claims asserted in the Danner Lawsuit shall be tolled for the period from October 2, 2014 to March 1, 2018, and, based on such tolling agreement, Danner shall seek to dismiss without prejudice the Danner Lawsuit; provided further, that Danner may refile the Danner Lawsuit if the Effective Date does not occur before March 1, 2018.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Agreement Period, each of the Caesars Parties shall:

(i) To the extent not otherwise paid in connection with the Chapter 11 Cases, the Company shall pay in cash on the Effective Date all accrued Danner Fees and Expenses for which invoices or receipts are furnished by the Danner Professionals. For the avoidance of doubt, invoices on account of Danner Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines. The Company’s obligations to pay the Danner Professional Fees shall not be affected or reduced by the payment of any Danner Professional Fees by Danner; provided that if the Company is not legally permitted to pay the Danner Fees and Expenses on the Effective Date, then CEC (or any successor and assign) shall pay the Danner Fees and Expenses on the Effective Date;

(ii) use commercially reasonable efforts at no material cost to cooperate with Danner, the Bankruptcy Court, the Southern District of New York, the Depository Trust & Clearing Corporation (“DTC”), and any broker-dealer, and provide any consents or waivers needed for the distribution of the 2016 Notes Forbearance Fee to the 2016 Notes Forbearance Fee Parties; and

(iii) pay all reasonable and documented costs and expenses associated with the notice and distribution of the 2016 Notes Forbearance Fees to the 2016 Notes Forbearance Fee Parties.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Agreement Period, each of the Caesars Parties (except with the prior written consent of Danner) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) file, support, amend, or modify the Plans in a way that adversely impacts, or materially impairs CEOC’s and/or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the 2016 Notes Forbearance Fee Parties under the CEOC June 28 Plan and as supplemented by this Agreement; or

(iii) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s or CEC’s ability to consummate the Restructuring and this Agreement.

(c) Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Agreement Period, the Company shall amend (i) Article X.A of the CEOC Plan so as to require Danner’s consent to modify the CEOC Plan in a manner that is materially inconsistent with respect to the treatment and recovery of the 2016 Fee Notes under the CEOC Plan and this Agreement; (ii) Article IX.B of the CEOC Plan so as to require Danner’s consent to waive any condition of the CEOC Plan in a manner that is materially inconsistent with respect to the treatment and recovery of the 2016 Fee Notes under the CEOC Plan and this Agreement; (iii) add Danner to the definition of a “Released Party” in the CEOC Plan; and (iv) make clear that the Releases, Exculpation and Injunction provisions in Article VIII of the CEOC Plan are subject to and without prejudice to the obligations under this Agreement.

(d) Affirmative Covenants of CEC. Subject to the terms and conditions hereof, CEC shall:

(i) pay on the Effective Date, the 2016 Notes Forbearance Fees to the 2016 Notes Forbearance Fee Parties on account of such holders’ 2016 Fee Notes; provided that to receive the 2016 Notes Forbearance Fees, each holder entitled thereto (A) must not (i) object to the Plans or (ii) vote to reject the Plans to the extent such holder has not yet voted as of the date of this Agreement and (B) must provide a signed writing received by CEOC and CEC at least thirty calendar days prior to the Effective Date that contains such holder’s contact information, wire information, and the amount of such holder’s 2016 Fee Notes; provided that CEC and/or CEOC shall provide such holders of 2016 Fee Notes with sufficient notice of the anticipated Effective Date so as to permit timely receipt of the writing required in (B) hereof, and provided further, that the 2016 Notes Forbearance Fee may be subject to backup withholding unless the 2016 Notes Forbearance Fee Party receiving such holder’s 2016 Notes Forbearance Fee supplies to CEC the applicable forms required to avoid backup withholding.

(ii) in the event of a CEC Chapter 11 Case, CEC shall, within five (5) Business Days of the CEC Petition Date, file a motion with the Bankruptcy Court to assume this Agreement pursuant to section 365 of the Bankruptcy Code; and

(iii) should notice of this Agreement to the 2016 Fee Notes be required by any court, pay all reasonable and documented notice costs, which means all reasonable and documented costs and expenses associated with providing notice of this Agreement to the holders of the 2016 Fee Notes, excluding the costs incurred by the Danner Professionals in preparing notice and obtaining court approval if necessary.

(e) Negative Covenants of CEC. Subject to the terms and conditions hereof, for the duration of the Agreement Period, CEC (except with the prior written consent of Danner) shall not, directly or indirectly through any of its non-Debtor subsidiaries take any actions outside the ordinary course of business that would have a material adverse effect on the recoveries of holders of 2016 Fee Notes under the Plans or the contributions to be provided to the Debtors under the Plans.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that, to the extent applicable, the following statements are true, correct, and complete as of the date hereof:

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to perform its obligations under this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring and (y) nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair each of the Caesars’ Party’s respective ability to exercise its fiduciary duties as set forth by Section 19 hereof.

7. Termination by Danner. Danner may terminate this Agreement upon delivery of written notice to the Caesars Parties in accordance with Section 23 hereof at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Danner Termination Event”):

(a) the breach by any of the Caesars Parties of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, of written notice of such breach from Danner;

(b) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases or a CEC Chapter 11 Case;

(c) the Chapter 11 Cases or a CEC Chapter 11 Case shall have been converted to cases under chapter 7 of the Bankruptcy Code or dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(d) a Caesars Party, or any of their respective Affiliates enters into or otherwise publicly discloses an agreement, or files any motion or pleading with a court of competent jurisdiction (including, without limitation, the Bankruptcy Court), in each case, that is materially inconsistent with this Agreement and such agreement, motion or pleading has not been terminated, modified or withdrawn within two (2) Business Days of each of the Company’s and CEC’s receiving written notice from Danner that such agreement, motion or pleading is materially inconsistent with this Agreement, unless such agreement, motion or pleading does not provide for or seek, and could not result in, relief that would have any adverse impact on the interest of holders of 2016 Fee Notes in connection with the Restructuring;

(e) the exercise by any Caesars Party of its rights pursuant to Section 19 hereof;

(f) if any of the Definitive Documentation or other documents necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the

Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties from Danner of written notice of such material inconsistency;

(g) a CEC Bankruptcy Event, unless consented to by CEC within fifteen days of such CEC Bankruptcy Event;

(h) if prior to March 31, 2017, (i) the CEC Petition Date has occurred, (ii) a CEC Plan, which together with the CEOC Plan would provide treatment to the 2016 Fee Notes that is economically identical in all respects to their treatment in the CEOC Plan, has not been filed and (iii) the CEOC Confirmation Order has not been entered;

(i) if the Confirmation Hearing with respect to the CEOC Plan has not commenced on or prior to March 31, 2017;

(j) the Effective Date has not occurred by the Outside Date; or

(k) the CAC RSA ceases to be in full force and effect.

8. Mutual Termination Event. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) Danner.

9. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 23 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”); provided that the Company Termination Event contained in subsection (d) below shall occur automatically and without the need for the Company to provide any written notice or take any other action to effectuate such termination, provided further, however, that in the event of an automatic termination under subsection (e) below, the Company shall provide notice in accordance with Section 23 of such automatic termination within three business days:

(a) the breach by Danner or CEC of any of the obligations, representations, warranties, or covenants of such Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Party from the Company of written notice of such breach;

(b) the exercise by the Company of its fiduciary duties as set forth in Section 19 hereof (the “CEOC Fiduciary Out”);

(c) any Party (other than the Company) files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement; or

(d) automatically, on the date that is five Business Days from the date that any other holder of 2016 Fee Notes during the Agreement Period commences or prosecutes litigation or interposes or joins in any claim arising from or in any way relating to the 2016 Notes Indenture against any Caesars Party, unless the Company has agreed in writing to waive such Company Termination Event prior to the occurrence thereof. For the avoidance of doubt, the foregoing shall exclude any continued litigation or new litigation against any Caesars Party by the Ad Hoc Group of 5.75% and 6.50% Notes or its counsel.

10. CEC Termination Events. CEC may terminate this Agreement upon delivery of written notice to the other Parties in accordance with Section 23 hereof at any time after the occurrence of, and during the continuation of, any of the following events (each, a “CEC Termination Event,” and together with the Danner Termination Events and the Company Termination Events, the “Termination Events”); provided that the CEC Termination Event contained in subsection (h) below shall occur automatically and without the need for CEC to provide any written notice or take any other action to effectuate such termination, provided further, however, that in the event of an automatic termination under subsection (d) below, CEC shall provide notice in accordance with Section 23 of such automatic termination within three business days:

(a) the breach by any Party of any of the obligations, representations, warranties, or covenants of such Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Party from CEC of written notice of such breach;

(b) the exercise by CEC of its fiduciary duties as set forth in Section 19 hereof (the “CEC Fiduciary Out,” and together with the CEOC Fiduciary Out, the “Fiduciary Outs”);

(c) any Party (other than CEC) files any motion or pleading with the Bankruptcy Court in the Chapter 11 Cases or a CEC Chapter 11 Case that is materially inconsistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from CEC that such motion or pleading is materially inconsistent with this Agreement;

(d) a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(e) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(f) a 105 Injunction Order is not in full force and effect; provided, that CEC may only terminate the Agreement pursuant to this Section 10(f) within 14 days of a 105 Injunction Order not being in full force and effect; or

(g) automatically, on the date that is five Business Days from the date that any other holder of 2016 Fee Notes during the Agreement Period commences or prosecutes litigation or interposes or joins in any claim arising from or in any way relating to the 2016 Notes Indenture against any Caesars Party, unless the Company has agreed in writing to waive such CEC Termination Event prior to the occurrence thereof. For the avoidance of doubt, the foregoing shall exclude any continued litigation or new litigation against any Caesars Party by the Ad Hoc Group of 5.75% and 6.50% Notes or its counsel.

11. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 7 or Section 9, or Section 10 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 7, Section 8, Section 9, or Section 10 hereof, or the exercise of a Caesars Party’s fiduciary duty pursuant to Section 18 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party arising out of this Agreement.

(c) Notwithstanding Section 11(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with Section 13 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases Danner from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 11(b)), unless otherwise agreed to in writing by Danner, any and all votes, approvals, or consents delivered by Danner and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

12. Transfer of Claims. Danner agrees that Danner will not, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in (except for any lien or security interest in favor of a broker-dealer over property held in an account with such broker-dealer generally and which lien or security interest is released upon any transfer of such property) offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Claims now or hereafter owned, and no such Transfer will be effective.

Any Transfer shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by Danner of any Claims, such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, the Second Lien Indentures and the Unsecured Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

13. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Parties.

14. Effectiveness. This Agreement shall be immediately effective and binding upon the Company, CEC, and Danner upon execution hereof.

15. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

16. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Danner in obtaining a modification of the automatic stay to the extent necessary to permit Danner to exercise their rights under this Agreement.

17. No Waiver of Participation and Preservation of Rights. Following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

19. Caesars Parties Fiduciary Duties.

(a) Nothing in this Agreement shall otherwise require the Company or, if it is a title 11 debtor, CEC, or any directors, officers, or members of the Company or CEC, each in its capacity as a director, officer, or member of the Company or CEC, if it is a title 11 debtor, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel) (a “Fiduciary Obligation Determination”), provided, however, that the occurrence of any of the following changes, events or circumstances shall not, in and of itself, form the basis for CEC making a Fiduciary Obligation Determination: (i) any decision in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals or any of the Caesars Cases; (ii) any legislative change to the Trust Indenture Act of 1939, or (iii) any decision in any other case or cause of action asserting a violation of the Trust Indenture Act of 1939.

(b) Danner reserves all rights he may have, including the right (if any) to challenge any exercise by the Company or CEC, as a title 11 debtor, of its respective fiduciary duties.

20. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

21. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

22. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided, however, that if a CEC Bankruptcy Event occurs, the court in which the proceeding initiated by such CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement.

23. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022
Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.
Facsimile: (212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn:	David R. Seligman, P.C.
Benjamin M. Rhode

E-mail Address:	dseligman@kirkland.com
benjamin.rhode@kirkland.com
Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000
Facsimile (212) 373-2053
E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017
Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000
Fax: (213) 629-5063
Email Address:	paronzon@milbank.com
tkreller@milbank.com

If to Danner:

Grant & Eisenhofer P.A.
485 Lexington Avenue, 29th Floor
New York, NY 10017
Attn:	Gordon Z. Novod

Telephone: (646) 722-8523
Facsimile: (646) 722-8501
E-mail Address:	gnovod@gelaw.com

Gardy & Notis, LLP
126 East 56th Street, 8th Fl.
New York, NY 10022
Attn:	Meagan Farmer
James S. Notis

Telephone: (212) 905-0509
Facsimile: (212) 905-0508
E-mail Address:	mfarmer@gardylaw.com
jnotis@gardylaw.com

24. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

25. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

26. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring and this Agreement.

27. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way Danner’s rights or ability to appear in or take any other action to protect his interests in connection with any proceeding related to a CEC Chapter 11 Case.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
	Name:	Randall S. Eisenberg
	Title:	Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	CFO

FREDERICK BARTON DANNER

By:	/s/ Frederick Barton Danner
	Name:	Frederick Barton Danner
Title: